EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                    ) pertaining to the 1998 Stock Option and Incentive Plan, as amended, of Amdocs Limited, of our reports dated December 8, 2008, with respect to the consolidated financial statements and schedule of Amdocs Limited, included in its Annual Report (Form 20-F) for the year ended September 30, 2008, and the effectiveness of internal control over financial reporting of Amdocs Limited filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

New York, NY
May 12, 2009